UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________

BT Group plc
(Exact name of registrant as specified in its charter)

England and Wales                                                                                                                                                                                                Not Applicable
(State or other jurisdiction of                                                                                                                                                                                      (I.R.S. Employer
incorporation or organization)                                                                                                                                                                                     Identification No.)

BT Centre, 81 Newgate Street
London, England  EC1A 7AJ
(Address of Principal Executive Offices)

The BT Group Employee Stock Purchase Plan
(Full title of the plan)

________

BT Americas Inc.
620 Eighth Avenue
New York
NY   10018
United States
FAO: Richard Nohe, Vice President and Chief Counsel North America
(Name and address of agent for service)
(212) 205-1800
(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X		Accelerated filer
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company

________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value 5 pence per share (1) The BT Group Employee Stock Purchase Plan	2,500,000	$2.62	$6,550,000	$467.02

(1)           American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the Ordinary Shares, par value 5 pence per share (the Ordinary Shares of BT Group plc (the Registrant or BT Group) have been registered pursuant to a separate Registration Statement on Form F-6 (No. 333-14032) filed with the Securities and Exchange Commission (the SEC) on October 23, 2001 as amended by the Post-Effective Amendment to Form F-6 filed with the SEC on June 28, 2007. Each American Depositary Share represents 10 Ordinary Shares.

(2)           Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the Securities Act), the proposed maximum offering price per share is based on the average high and low prices on the London Stock Exchange on November 5, 2010 and on an exchange rate of $1.6187 to £1.00, the closing spot rate for pounds sterling, based on trading among banks of $1 million and more, as reported by Thomson  Reuters at 4 p.m., New York City time, on such date.

Exhibit Index appears on Page 11.

This Registration Statement is filed pursuant to General Instruction E to Form S-8 by BT Group to register an additional 2,500,000 Ordinary Shares, par value 5 pence per share, that may be offered and sold pursuant to the BT Group Employee Stock Purchase Plan. Such shares are in addition to those previously registered on a Registration Statement on Form S-8 (File No. 333-130371) with the Commission on December 16, 2005. The Registrant incorporates by reference the contents of such previously filed Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Form S-8 will be sent or given to the employees who have been granted options under the Plan as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as Prospectuses or Prospectus Supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates by reference the following documents filed with or furnished to the SEC by the Registrant under the Securities Exchange Act of 1934, as amended (the Exchange Act):

(a)            the Annual Report for the Registrant on Form 20-F for its fiscal year ended March 31, 2010, filed on May 26, 2010;

(b)            the Registrant’s reports on Form 6-K furnished on May 26, 2010, July 1, 2010, July 6, 2010, July 9, 2010, July 29, 2010, September 7, 2010, November 1, 2010, November 4, 2010 and November 12, 2010; and

(c)            the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed on October 31, 2001 (Registration No. 1-15262), which was amended on Form 8-A/A on November 2, 2001.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Articles 118, 119 and 120 of the Registrant’s Articles of Association provide, in relevant part:

118. Indemnity

118.1 Subject to, and as far as the legislation and rules made by the UK Listing Authority allow, every director, former director and officer of BT and of each of the Associated Companies of BT will be indemnified by BT out of its own funds against the following:
•
any liability incurred by or attaching to the directors or officers in connection with any negligence, default, breach of duty or breach of trust by the directors or officers in relation to BT or any Associated Company of BT other than:

•	any liability to BT or any Associated Company; and
•	any liability of the kind referred to in section 234(3) of the Companies Act; and
•	any other liability incurred by or attaching to the directors or officers:
•	in actually or seemingly carrying out their duties;
•	in exercising or seemingly exercising their powers; and
•	in any other activity connected to their duties, powers or office.

118.2 Subject to the Companies Act and rules made by the UK Listing Authority, BT may indemnify a director and former director of BT and any Associated Company of BT if the director is the trustee of an occupational pension scheme (within the meaning of section 235(6) of the Companies Act).

118.3
Where a director or officer is indemnified against any liability in accordance with this Article 118, the indemnity will cover all costs, charges, losses, expenses and liabilities incurred by the directors or officers.

118.4	In this Article a company is an Associated Company of BT if:
•	the company is a subsidiary of BT;
•	BT is a subsidiary of the company;
•	both BT and the company are subsidiaries of the same company.

119. Insurance

119.1	In this Article each of the following is a Relevant Company:
•	BT;
•	a holding company of BT;
•	a body, whether or not incorporated, in which BT or its holding company, or a predecessor of BT or its holding company, has or had an interest, whether direct or indirect; and
•	a body, whether or not incorporated, which is in any way allied to or associated with BT, or any subsidiary undertaking of BT or such other body.

119.2	As far as the legislation allows and without limiting Article 118 in any way, the Board can arrange for BT to purchase and maintain insurance against any liability for or for the benefit of:
•	any people who are or were at any time directors or officers of a Relevant Company; or
•	any people who are or were at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested.

This includes insurance against any liability incurred by or attaching to those people through any act or omission:
•	in actually or seemingly carrying out their duties;
•	in exercising or seemingly exercising their powers; and
•	in any other activity connected to their duties, powers or office;

in relation to:
•	any Relevant Company;
•	any pension fund; or
•	any employees’ share scheme;

and all costs, charges, losses, expenses and liabilities incurred by those people in relation to any act or omission.

120	Defence expenditure

120.1	Subject to and as far as the legislation and rules made by the UK Listing Authority allow, BT may:
•
provide a director, former director or officer of BT or any Associated Company of BT with funds to meet expenditure incurred or which a director or officer may incur in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by the director or officer in relation to BT or an Associated Company of BT or in connection with any application for relief under the provisions mentioned in section 205(5) of the Companies Act; and

•	do anything to enable any of these directors or officers to avoid incurring that expenditure.

120.2	The terms set out in section 205(2) of the Companies Act will apply to any provision of funds or other things done under Article 120.1.

120.3	Subject to and as far as the legislation and rules made by the UK Listing Authority allow, BT may:
•
provide a director, former director or officer of BT or any Associated Company of BT with funds to meet expenditure incurred or which a director or officer may incur in defending an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by the director or officer in relation to BT or any Associated Company of BT; and

•	do anything to enable any of these directors or officers to avoid incurring that expenditure.

120.4	In this Article a company is an Associated Company of BT if:
•	the company is a subsidiary of BT;
•	BT is a subsidiary of the company;
•	both BT and the company are subsidiaries of the same company.

The relevant provisions of the Companies Act 2006 are Sections 232, 233, 234 and 235, which provide as follows:

232 Provisions protecting directors from liability
(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by–
(a) section 233 (provision of insurance),
(b) section 234 (qualifying third party indemnity provision), or
(c) section 235 (qualifying pension scheme indemnity provision).
(3) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.
(4) Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233 Provision of insurance
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234 Qualifying third party indemnity provision
(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.
Such provision is qualifying third party indemnity provision if the following requirements are met.
(3) The provision must not provide any indemnity against–
(a) any liability of the director to pay–
(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b) any liability incurred by the director–
(i) in defending criminal proceedings in which he is convicted, or
(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.
(5) For this purpose–
(a) a conviction, judgment or refusal of relief becomes final–
(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b) an appeal is disposed of–
(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.
(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under–
section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235 Qualifying pension scheme indemnity provision
(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.
(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme.
Such provision is qualifying pension scheme indemnity provision if the following requirements are met.
(3) The provision must not provide any indemnity against–
(a) any liability of the director to pay–
(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.
(5) For this purpose–
(a) a conviction becomes final–
(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b) an appeal is disposed of–
(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.
(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance act 2004 (c. 12) that is established under a trust.

Item 8.  Exhibits

See attached "Index to Exhibits" list.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant, BT Group plc, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 9th day of November, 2010.

                                                                                    BT Group plc

                                                                                   By _/s/ Andrew Parker_________
                                                                               Name:               Andrew Parker
                                                                               Title:                 Company Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated. In addition, each of the undersigned hereby appoints Heather Brierley and Patricia Day as his or her true and lawful attorneys-in-fact each acting alone, in his or her name and in the capacity indicated below, to sign any and all amendments and post-effective amendments and supplements to this Registration Statement, and including any registration statements for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Signature                                                                                                                     Title                                                            Date

__/s/ Michael Rake__________________                                                                                  Chairman                                              November 9, 2010
Sir Michael Rake

__/s/ Ian Livingston__________________                                                                                  Chief Executive                                      November 9, 2010
Ian Livingston                                                                                                                         (Principal Executive Officer)

__/s/ Tony Chanmugam_______________                                                                                Group Finance Director                           November 9, 2010
Tony Chanmugam                                                                                                                  (Principal Financial and Accounting
                                                                   Officer)

__/s/ Gavin Patterson_________________                                                                                Director                                                 November 9, 2010
Gavin Patterson

__/s/ Anthony Ball___________________                                                                                 Director                                                 November 9, 2010
Tony Ball

__/s/ C Brendish_____________________                                                                                Director                                                 November 9, 2010
Clayton Brendish

__/s/ J Eric Daniels___________________                                                                               Director                                                 November 9, 2010
J Eric Daniels

__/s/ Patricia Hewitt__________________                                                                               Director                                                  November 9, 2010
Rt Hon Patricia Hewitt

__/s/ Phil Hodkinson__________________                                                                              Director                                                  November 9, 2010
Phil Hodkinson

__/s/_Carl G Symon___________________                                                                             Director                                                  November 9, 2010
Carl G Symon

__/s/ Richard Nohe_____________________                                                                         Duly authorized representative of             November 9, 2010
Richard Nohe                                                                                                                      BT Group plc in the United States

INDEX TO EXHIBITS

Exhibit
Number                      Description of Document

*4.1
The Articles of Association as in effect on the date hereof, filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for its fiscal year ended March 31, 2010, filed on May 26, 2010 are incorporated herein by reference.

*4.2	The BT Group Employee Stock Purchase Plan.

*5	Opinion of Freshfields Bruckhaus Deringer LLP regarding the validity of shares.

*23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for the Registrant.

*23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in its opinion filed as Exhibit 5).

*24	Powers of attorney (included on signature pages).

_______________________
* Filed herewith.